# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "I-ON DIGITAL CORP.", FILED IN THIS OFFICE ON THE THIRD DAY OF SEPTEMBER, A.D. 2024, AT 6:05 O`CLOCK P.M.*

Jeffrey W. Bullock, Secretary of State

5353130 8100
SR# 20243586972

Authentication: 204306011
Date: 09-04-24

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:05 PM 09/03/2024
FILED 06:05 PM 09/03/2024
SR 20243586972 - File Number 5353130

# Certificate of Elimination
# of
# Series A Convertible Preferred Stock of I-ON Digital Corp.

Pursuant to Section 151 of the General Corporation Law of Delaware (the "**DGCL**"), I-ON Digital Corp., a Delaware corporation (the "**Company**"), does hereby certify as follows:

**FIRST**: That the following resolutions were duly adopted by unanimous consent of the Board of Directors of the Company on August 22, 2024:

**WHEREAS**, the Company filed that certain Certificate of Designation (the "**Old Certificate of Designation**") establishing a new Series of Class A Convertible Preferred Stock (the "**Old Series A Preferred Stock**") with the Delaware Secretary of State on December 11, 2015;

**WHEREAS**, no shares of Old Series A Preferred Stock are outstanding and none will be issued pursuant to the Old Certificate of Designation; and

**RESOLVED**, that the Old Series A Preferred Stock is hereby eliminated, and the Old Certificate of Designation is hereby cancelled and of no further force and effect.

**FURTHER RESOLVED**, that the President, Vice President, Treasurer, Secretary and any other officer of the Company (each such person, an "**Authorized Officer**") be, and each of them hereby is, authorized to execute, deliver and file a Certificate attesting to the foregoing with the Secretary of State of Delaware and to pay any fees related to such filing;

**FURTHER RESOLVED**, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Company, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions;

**SECOND**: That the Old Certificate of Designation and all matters set forth therein with respect to the Old Series A Preferred Stock are hereby eliminated from the Company's Certificate of Incorporation.

**THIRD**: The aforesaid amendment to the Certificate of Designation will take effect upon the filing hereof with the Delaware Secretary of State.

**FOURTH**: This Certificate was duly adopted in accordance with the applicable provisions of Sections 151 of the DGCL.

**IN WITNESS WHEREOF**, the Corporation has caused this Certificate of Amendment to be signed this 22 day of August, 2024.

I-ON Digital Corp.

By: /s/ Carlos X. Montoya
Name: Carlos Montoya
Title: Chief Executive Officer